EXHIBIT 10.8

FORM OF REPURCHASE AGREEMENT

This Repurchase Agreement (“Agreement”) is made and entered into as of June 5, 2002 by and among Salmedix, Inc., a Delaware corporation (the “Company”),                  (the “Investor”) and                 , the Investor’s spouse (the “Investor’s Spouse”). This Agreement inures to the benefit of each of the Company’s future parents, subsidiaries, related entities, and their predecessors, successors, officers, directors, stockholders, agents, employees and assigns.

RECITALS

A. The Investor, a founder of the Company, is the beneficial owner of                  shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

B. The Shares were purchased from the Company under that certain Restricted Stock Issuance Agreement dated as of December 1, 2000, as amended, by and among the Company, the Investor and the Investor’s Spouse (the “Issuance Agreement”).

C. In connection with and as a condition to the closing of the proposed Series B Preferred Stock Financing of the Company, Investor and the Investor’s Spouse desire to sell, and the Company desires to purchase, the Repurchased Shares (as defined below) in accordance with the terms set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing, the execution of this Agreement and the mutual covenants contained in the following paragraphs, the Company, the Investor and the Investor’s Spouse agree as follows:

1. Purchase Of Common Stock.

(a) Purchase. Subject to the terms and conditions of this Agreement, the Investor and the Investor’s Spouse agree to sell to the Company and the Company agrees to purchase from the Investor and the Investor’s Spouse at the Closing (as defined below),                  shares (the “Repurchased Shares”) of Common Stock at a price of $0.10 per share for an aggregate cash purchase price of $                 (the “Purchase Price”). All of the Repurchased Shares shall be “Unvested Shares” as defined under the Issuance Agreement.

(b) Closing. The purchase of the Repurchased Shares shall take place at the offices of Brobeck, Phleger & Harrison LLP at 10:00 a.m., immediately prior to or simultaneously with the closing of the Series B Preferred Stock Financing (which time and place are designated as the “Closing”). At the Closing, the Investor shall deliver to the Company (i) Common Stock Certificate No. 4 (the “Investor Certificate”) evidencing the ownership of the Shares by the Investor and (ii) a duly executed Assignment Separate from Certificate in the form attached as Exhibit A to the Issuance Agreement (the “Assignment”). Upon receipt of the Investor Certificate and the Assignment, the Company shall deliver to the Investor (i) the Purchase Price and (ii) a new Common Stock certificate evidencing the ownership                  shares of Common Stock (the “Remaining Shares”) by the Investor, which amount represents the balance of the Shares not being purchased by the Company pursuant to this Agreement. The Investor hereby agrees and acknowledges that the Remaining Shares shall continue to be subject to the terms and conditions of the Issuance Agreement, that certain Co-Sale Agreement dated as of January 5, 2001, as amended, by and among the Company and the stockholders of the Company named therein, and any other agreements to which the Investor or the Investor’s Spouse is a party relating to the Shares.

2. Representations, Warranties and Covenants of Investor and the Investor’s Spouse.

The Investor and the Investor’s Spouse represent, warrant and covenant as of this date, that they (i) are the sole beneficial owners of the Shares and no other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such Shares; (ii) have the right to enter into this Agreement and to transfer to the Company all or any part of the Shares free and clear of any lien, claim encumbrance or restriction of any type or nature whatsoever; and (iii) there is no provision of any existing agreement by which either of them is bound or subject to that conflicts with this Agreement or the performance of and by either of them of their obligations under this Agreement.

3. Miscellaneous.

(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

(c) Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceeding or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including without limitation, all reasonable attorney’s fees.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Entire Agreement. This Agreement and the agreements referenced herein constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(h) Counsel to the Company. The Investor and the Investor’s Spouse acknowledge and agree that this Agreement has been prepared by Brobeck, Phleger & Harrison LLP, counsel to the Company, which counsel has represented the interests of the Company and not those of the Investor or the Investor’s Spouse with respect to the transaction documented by this Agreement. The Investor and the Investor’s Spouse further acknowledge and hereby agree that each of them has been provided the opportunity and encouraged to consult with counsel of their own choosing with respect to this Agreement and has read and understands this Agreement and that each of them signs this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the Company, other than those contained within this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SALMEDIX, INC.

By:
David S. Kabakoff, President and Chief Executive Officer

INVESTOR

INVESTOR’S SPOUSE

[SIGNATURE PAGE TO REPURCHASE AGREEMENT]

Schedule A

Lorenzo and Carla Leoni

The David S. and Susan O. Kabakoff Family Trust dated February 24, 2001

Alan and Cynthea Rosenthal

Francis A. and Mary Ann Nardella